Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-33730) and Form S-8 (File Nos. 333-75487 and 333-100515) of MetroCorp Bancshares, Inc. of our report dated March 18, 2005 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 18, 2005